UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 28, 2011

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-15295	25-1843385
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

1049 Camino Dos Rios	91360
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 373-4545
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 28, 2011, the Personnel and Compensation Committee of Teledyne’s Board of Directors approved the 2011 goals for the Annual Incentive Plan cash bonus awards to each of Teledyne’s Named Executive Officers. AIP award opportunities are expressed as a percentage of a participant’s base salary and are based on the achievement of pre-defined performance measures, with up to 200% of the target award eligible to be paid in the case of significant over-achievement. The majority of the award is based on Teledyne’s achievement of certain financial performance goals, with a smaller portion tied to the achievement of pre-established individual goals. Generally, 40% of the awards are tied to the achievement of predetermined levels of operating profit, 25% to the achievement of predetermined levels of revenue, 15% to the achievement of predetermined levels of accounts receivable and inventory as a percentage of revenue and 20% to the achievement of specified individual performance objectives. These predetermined levels may vary by business unit. In addition, a discretionary adjustment of plus or minus 20% is allowed, although aggregate upward adjustments will not exceed 5%, unless otherwise determined by the Committee. AIP awards are generally made from a pool of up to 11% of operating profit, subject to modification by the Committee. No AIP bonus will be earned in any year unless operating profit is positive, after accruing for bonus payments, and operating profit is at least 75% of the operating plan, subject in each case to modification by the Committee.
For 2011, subject to the performance measures and discretion of the Committee, as noted above, the following Named Executives Officers are eligible for a target AIP cash bonus based on the following percentage of their annual base salary:

		2011 AIP Award
		Eligibility as a %
Name	Position	of Base Salary
Robert Mehrabian	Chairman, President and Chief Executive Officer	100%
John T. Kuelbs	Executive Vice President, General Counsel and Secretary	60%
Dale A. Schnittjer	Senior Vice President and Chief Financial Officer	60%
Aldo Pichelli	President and Chief Operating Officer, Instrumentation, Digital Imaging and Aerospace and Defense Electronics Segments	60%
Rex D. Geveden	President, Engineered Systems Segment	60%

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Dale A. Schnittjer
Dale A. Schnittjer
Senior Vice President and Chief Financial Officer

Dated March 28, 2011